UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

American Mortgage Acceptance Company
 (Exact name of registrant as specified in its charter)

Massachusetts	0-23972	13-6972380
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-317-5700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 3, 2008, American Mortgage Acceptance Company (the “Registrant”) was notified by the NYSE Alternext US LLC (the “Exchange”) that it intends to delist the Registrant’s common shares and 7.25% Series A Cumulative Convertible Preferred Shares (collectively the “Securities”) from the Exchange.

The notice from the Exchange indicated that the Registrant no longer complies with the Exchange’s continued listing standards.  The letter noted the Forms 8-K the Registrant filed with the Securities and Exchange Commission on October 16 and October 28, 2008, which, among other things, disclosed that the Registrant’s liabilities exceeded the value of its remaining assets.  The Exchange has determined that the disclosures made by the Registrant in the Forms 8-K indicate the Registrant is subject to delisting pursuant to Section 1003(a)(iv) of the NYSE Alternext US LLC Company Guide (the “Company Guide”), which allows the Exchange to consider delisting a security if the company issuing the security has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired, that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they come due. The Exchange has also determined the Registrant has become subject to Section 1002(e) of the Company Guide, which states the Exchange will consider suspension of trading in or removal from listing of a security when, in the opinion of the Exchange, “an event shall occur or a condition shall exist which makes further dealings on the Exchange unwarranted.”

Given its financial condition, the Registrant does not expect that it will be able to continue in operation and, if liquidated and wound up in a bankruptcy proceeding or otherwise, claims of common and preferred shareholders would be subordinate to the claims of creditors and other obligors. Therefore, the Registrant does not believe there would be any recovery for shareholders and believes the Securities are worthless.

The Registrant does not intend to appeal the intention of the Exchange to delist the Registrant’s Securities from the Exchange.  The Registrant is scheduled to be delisted from the Exchange on Tuesday, November 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Mortgage Acceptance Company (Registrant)

By:	/s/ Robert L. Levy
Robert L. Levy
Chief Financial Officer

November 6, 2008